Exhibit 99.1

FNB United Corp. 2007 Profits Increase to $12.4 Million

Fourth Quarter Profits of $1.3 Million or $0.11 per share

ASHEBORO, N.C.--(BUSINESS WIRE)--FNB United Corp. (NASDAQ: FNBN), the holding company for CommunityONE Bank, N.A. and Dover Mortgage Company, today reported fourth quarter and 2007 profits for the periods ended December 31, 2007. Following a $2.8 million increase in its loan provision and a $358,000 non-cash goodwill impairment charge, net income was $1.3 million, or $0.11 per diluted share, in the fourth quarter of 2007, compared to $3.0 million, or $0.27 per diluted share, in the fourth quarter a year ago. For 2007, net income increased 1% to $12.4 million, or $1.09 per diluted share, compared to $12.2 million, or $1.27 per diluted share, in 2006. FNB United completed its acquisition of Integrity Financial Corporation during the second quarter of 2006.

In the third quarter of 2007, FNB United’s net income included a pre-tax gain of $1.3 million resulting from the sale of its credit card portfolio. Third quarter results also included a reversal of $408,000 in previously accrued interest. In the third quarter of 2006, net income included a pre-tax loss of $557,000 on the sale of securities.

“In 2007, we focused on improving efficiencies within our organization and integrating our franchise after two years of acquisitions,” stated Michael Miller, President and CEO. “The rebranding initiative to bring all of our community banking offices and customer service contact points under the CommunityONE brand is a major accomplishment and significantly strengthens our franchise and brand awareness in the markets we serve. Although the costs associated with this integration have hampered profits in 2007, our larger balance sheet and expanded franchise are producing more revenue than a year ago.”

2007 Highlights (compared to 2006)

  Net income increased to $12.4 million.
  Net interest income increased 13%, to $63.6 million.
  Revenues increased to $85.2 million.
  Net interest margin was 4.06%.
  Loans increased 11%, to $1.4 billion.
  Total assets increased 5%, to $1.9 billion.

Credit Quality

Credit quality of the loan portfolio continues to be good, reflecting the Bank’s strong credit practices. At the end of 2007, total nonperforming assets increased to $21.6 million, or 1.13% of total assets, compared to $18.6 million, or 0.98% of total assets three months earlier. Nonperforming assets were $14.7 million, or 0.81%, of total assets a year ago. Four borrowing relationships comprise the majority of newly identified nonperforming loan balances. Of these, two relationships, comprising approximately one-third of the total nonperforming balances, are related to residential development and construction. OREO declined during the quarter, to $2.9 million from $5.0 million at the end of the third quarter 2007.

“Because our market is predominantly in central and western North Carolina, our real estate values have been less volatile than other markets around the country that experienced rapid acceleration in housing values. Consequently our housing markets have been more resilient,” said Miller. “With that said, certain loans that had been in the work-out process for more than a year were charged off or written down approximately $1.5 million in the fourth quarter. This action resulted in net charge offs for 2007 of $3.8 million.” Net charge offs were 0.27% of average loans outstanding for the year.

“In addition, slowness in certain real estate developments and an increase in nonperforming loans made it prudent to strengthen our reserve position,” Miller continued. The provision for loan losses increased to $3.0 million for the fourth quarter of 2007, compared to $1.5 million for the previous quarter, and $220,000 in the fourth quarter of 2006. For the year, the provision for loan losses increased to $5.5 million, compared to $2.5 million in 2006. The allowance for loan losses was $17.4 million, or 1.20% of loans held for investment at the end of December 2007, compared to $16.1 million, or 1.17%, at the end of the preceding quarter and $15.9 million or 1.22%, at the end of 2006.

Operating Results

Fourth quarter net interest income before the provision for loan losses was $15.7 million, compared to $15.9 million for the fourth quarter a year ago. Noninterest income was $4.8 million, compared to $5.7 million in the fourth quarter a year ago, largely due to the decrease in mortgage loan sales income associated with the slowing housing market. Total revenues (net interest income before the provision for loan losses plus noninterest income) were $20.5 million, compared to $21.6 million in the fourth quarter a year ago.

For 2007, net interest income before the provision for loan losses increased to $63.6 million, compared to $56.2 million a year ago. Interest income increased $23.3 million, primarily due to the increase in earning assets, while interest expense increased $15.9 million. For the year, noninterest income grew to $21.6 million, compared to $19.2 million a year ago, primarily due to a rise in service charges on deposit accounts and the $1.3 million gain on sale of the credit card portfolio in the third quarter. Total revenues increased to $85.2 million, compared to $75.4 million in 2006. “In light of the 225 basis point drop in the Fed Funds Rate during the last five months, we expect our margin to experience continued pressure,” said Miller. For 2007, the net interest margin was 4.06%, compared to 4.20% in 2006.

For the fourth quarter, noninterest expense was $15.7 million, compared to $15.6 million in the preceding quarter and $16.2 million in the fourth quarter a year ago. For 2007, noninterest expense increased to $61.0 million, from $53.4 million a year earlier. The increase in expenses was due to a number of one-time costs associated with the name change, write-off of equipment and search and relocation costs for key executives, as well as the expanded size of the company following the acquisition of Integrity Financial Corporation in the second quarter of 2006.

“During the last year we have implemented a number of initiatives to improve efficiencies, and incurred several expenses that affected our short-term earnings performance,” said Miller. “In the third quarter we made significant changes to our credit card products and operations, as well as consolidated our ATM processing. In the second quarter we wrote off $154,000 in equipment when we closed our Gastonia operations facility. In 2007, we incurred rebranding costs of approximately $563,000. In addition, we installed a teller platform system that is improving customer service, while automating the collection of data for commercial deposit account analysis and providing better information regarding customer activity. Going forward, these initiatives should enable us to improve overall efficiencies, as well as our performance metrics.”

Additionally, the Bank recorded a non-cash goodwill impairment charge of $358,000 for Dover Mortgage Company, compared to the goodwill impairment charge for Dover of $1.6 million recorded in the fourth quarter of 2006. “We experienced the goodwill write-down in large part due to major aftershocks in the mortgage banking economy felt this year. We have also taken the opportunity to do a complete makeover of the business following management changes earlier in the year,” said Miller.

Balance Sheet

“Loan production for the quarter was strong and showed significant growth over year ago balances,” Miller said. Gross loans increased 11%, to $1.44 billion at the end of 2007, compared to $1.30 billion a year earlier. The Bank has not originated any subprime loans and has no subprime MBS or CDO exposure in its investment portfolio.

“Our focus on deposit growth in recent months has shifted from certificates of deposits to transaction accounts,” said Miller. “In September, we initiated a new transaction deposit product that pays a premium interest rate, provides for increased fee income by promoting debit card usage, and also provides operating efficiencies through electronic statement delivery and lower transaction costs. As this new program begins to mature, I expect we will see improvement in our transaction account balances in 2008.” Total deposits were $1.44 billion at the end of 2007, compared to $1.42 billion a year earlier. Certificates of deposit increased 2%, compared to the end of 2006, while noninterest-bearing deposits remained even with year ago levels.

Assets increased 5%, to $1.91 billion at year end, compared to $1.82 billion a year earlier. Shareholder’s equity increased 4%, to $216.3 million, compared to $207.7 million a year earlier. Book value per share improved to $18.92 at December 31, 2007, from $18.39 a year earlier, and tangible book value per share was $8.71 at year end, compared to $7.91 a year earlier.

Performance Ratios

The return on average tangible equity for 2007 was 12.99%, compared 14.75% for 2006. Return on average equity was 5.81%, for the 2007, compared to 7.00% for the prior year.

About the Company

FNB United Corp. is the central North Carolina-based bank holding company for CommunityONE Bank, N.A., and the bank’s subsidiary, Dover Mortgage Company. Opened in 1907, CommunityONE (MyYesBank.com) operates 43 offices in 35 communities throughout central, southern and western North Carolina. Opened in 1986, Dover (DoverMortgage.com), based in Charlotte, NC, joined FNB United in 2003 and has a retail origination network in key growth markets across the state in addition to wholesale operations. Through these companies, FNB United offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services.

This news release may contain forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, changes in financial markets, regulatory changes, changes in interest rates, changes in economic conditions being less favorable than anticipated, and loss of deposits and loan demand to other financial institutions. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in FNB United’s filings with the Securities and Exchange Commission. FNB United does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RESULTS OF OPERATIONS	Quarters Ended		Percent Change
(In thousands except share and per share data)	December 31, 2007	December 31, 2006

INTEREST INCOME:
Interest and fees on loans	$29,160	$27,633	6%
Interest and dividends on investments securities:
Taxable income	2,145	1,269	69%
Non-taxable income	532	536	-1%
Other interest income	44	1,052	-96%

Total interest income	31,881	30,490	5%

INTEREST EXPENSE:
Deposits	13,063	12,267	6%
Borrowed funds	3,090	2,347	32%

Total interest expense	16,153	14,614	11%

Net interest income before provision for loan losses	15,728	15,876	-1%

PROVISION FOR LOAN LOSSES	3,044	220	1284%

Net interest income after provision for loan losses	12,684	15,656	-19%

NONINTEREST INCOME:
Service charges on deposit accounts	2,434	2,386	2%
Mortgage loan sales	887	1,343	-34%
Cardholder and merchant services income	393	512	-23%
Trust and investment services	418	481	-13%
Other service charges, commissions and fees	62	244	-75%
Bank owned life insurance	254	261	-3%
Other income	345	455	-24%

Total noninterest income	4,793	5,682	-16%

NONINTEREST EXPENSE:
Salaries and employee benefits	8,042	7,741	4%
Net occupancy expense	1,383	1,238	12%
Furniture and equipment expense	1,114	1,051	6%
Data processing services	527	436	21%
Other expense	4,618	5,759	-20%

Total noninterest expense	15,684	16,225	-3%

Income before provision for income taxes	1,793	5,113	-65%

PROVISION FOR INCOME TAXES	542	2,115	-74%

NET INCOME	$1,251	$2,998	-58%
Earnings per common share:
Basic	$0.11	$0.27	-59%
Diluted	$0.11	$0.27	-59%

Cash dividends declared per common share	$0.15	$0.17	-12%

Weighted average shares outstanding:
Basic	11,368,423	11,196,885
Diluted	11,368,423	11,287,752
RESULTS OF OPERATIONS	Year to Date		Percent Change
(In thousands except share and per share data)	December 31, 2007	December 31, 2006

INTEREST INCOME:
Interest and fees on loans	$114,880	$92,565	24%
Interest and dividends on investments securities:
Taxable income	8,330	6,791	23%
Non-taxable income	2,096	2,081	1%
Other interest income	1,334	1,932	-31%

Total interest income	126,640	103,369	23%

INTEREST EXPENSE:
Deposits	52,594	38,565	36%
Borrowed funds	10,434	8,590	21%

Total interest expense	63,028	47,155	34%

Net interest income before provision for loan losses	63,612	56,214	13%

PROVISION FOR LOAN LOSSES	5,514	2,526	118%

Net interest income after provision for loan losses	58,098	53,688	8%

NONINTEREST INCOME:
Service charges on deposit accounts	9,012	8,214	10%
Mortgage loan sales	4,543	4,841	-6%
Cardholder and merchant services income	1,878	1,908	-2%
Trust and investment services	1,686	1,529	10%
Other service charges, commissions and fees	998	987	1%
Bank owned life insurance	945	1,226	-23%
Other income	2,531	510	396%

Total noninterest income	21,593	19,215	12%

NONINTEREST EXPENSE:
Salaries and employee benefits	33,169	28,078	18%
Net occupancy expense	5,303	3,774	41%
Furniture and equipment expense	4,641	3,832	21%
Data processing services	1,915	2,432	-21%
Other expense	16,016	15,325	5%

Total noninterest expense	61,044	53,441	14%

Income before provision for income taxes	18,647	19,462	-4%

PROVISION FOR INCOME TAXES	6,286	7,275	-14%

NET INCOME	$12,361	$12,187	1%

Earnings per common share:
Basic	$1.09	$1.27	-14%
Diluted	$1.09	$1.25	-13%

Cash dividends declared per common share	$0.60	$0.62	-3%

Weighted average shares outstanding:
Basic	11,321,908	9,619,870
Diluted	11,336,321	9,715,585
FINANCIAL CONDITION	As of / For the Years Ended		Percent Change
(In thousands except share and per share data)	December 31, 2007	December 31, 2006

ASSETS
Cash and due from banks	$37,739	$35,225	7%
Interest-bearing bank balances	836	42,929	-98%
Federal funds sold	542	30,186	-98%
Securities available for sale	157,941	128,945	22%
Securities held to maturity	35,650	42,870	-17%

Loans receivable:
Held for sale	17,586	20,862	-16%
Held for investment	1,446,116	1,301,840	11%
Allowance for loan losses	(17,381)	(15,943)	9%

	1,446,321	1,306,759	11%

Property and equipment, net	46,614	45,691	2%
Goodwill	110,195	110,956	-1%
Core deposit premiums	6,564	7,378	-11%
Other assets	64,104	64,643	-1%

	$1,906,506	$1,815,582	5%

LIABILITIES

Deposits:
Noninterest-bearing	$158,564	$158,938	0%
Interest-bearing deposits:
Demand, savings, and money market deposits	464,731	463,355	0%
Time deposits of $100,000 or more	375,419	365,770	3%
Other time deposits	442,328	432,950	2%

	1,441,042	1,421,013	1%
Retail repurchase agreements	29,133	23,161	26%
Federal Home Loan Bank advances	131,790	65,825	100%
Other borrowed funds	70,202	78,032	-10%
Other liabilities	18,083	19,883	-9%

	1,690,250	1,607,914	5%

STOCKHOLDERS' EQUITY

Common stock	28,567	28,235	1%
Surplus	114,119	112,213	2%
Retained earnings	74,199	68,662	8%
Accumulated other comprehensive income (loss)	(629)	(1,442)	-56%

	216,256	207,668	4%

	$1,906,506	$1,815,582	5%

Shares Issued:

Shares outstanding at end of period	11,428,902	11,293,992	1%

Book value per share (1)	$18.92	$18.39	3%
Tangible book value per share (1)	$8.71	$7.91	10%

(1)- Calculation is based on number of shares outstanding at the end of the period.
ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)	As of / For the Years Ended

NONPERFORMING ASSETS:	December 31, 2007	December 31, 2006

Loans on nonaccrual status	$16,022	$8,282
Loans more than 90 days delinquent, still on accrual	2,686	2,852
Total nonperforming loans	18,708	11,134
Real estate owned (REO) / Repossessed assets	2,862	3,557

Total nonperforming assets	$21,570	$14,691

Total nonperforming assets / Total assets	1.13%	0.81%

CHANGE IN THE ALLOWANCE FOR LOAN LOSSES:	December 31, 2007	December 31, 2006

Balance, beginning of period	$15,943	$9,945
Provision	5,514	2,526
Recoveries of loans previously charged off	1,719	2,745
Loans charged-off	(5,493)	(4,630)
Acquired in purchase transactions	-	6,038
Allowance adjustment for loans sold	(302)	(4)
Adjustment for reserve for unfunded commitments	-	(677)
Balance, end of period	$17,381	$15,943

Net chargeoffs / Average loans outstanding	0.27%	0.16%
Allowance for loan losses / Loans held for investment	1.20%	1.22%

DEPOSITS	December 31, 2007	December 31, 2006

Noninterest-bearing	$158,564	$158,938
Interest-bearing transaction deposits:
Checking	163,275	177,498
Money Market	260,307	235,340
Savings	41,149	50,517

Total interest-bearing transaction deposits	464,731	463,355

Interest-bearing time deposits	817,747	798,720

Total deposits	$1,441,042	$1,421,013
ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)
(Rates / Ratios Annualized)
	For the Years Ended

OPERATING PERFORMANCE:	December 31, 2007	December 31, 2006

Average loans	$1,376,883	$1,142,350
Average investments	221,396	234,071
Average noninterest-earning assets	267,183	198,886

Total average assets	$1,865,462	$1,575,307

Average interest-bearing deposits	$1,281,399	$1,075,447
Average noninterest bearing deposits	159,205	142,624
Average borrowings	188,790	166,506
Average noninterest-earning liabilities	23,230	16,595

Total average liabilities	1,652,624	1,401,172

Total average shareholders' equity	212,838	174,135
	`
Total average liabilities and shareholders' equity	$1,865,462	$1,575,307

Interest rate yield on loans	8.36%	8.12%
Interest rate yield on securities and deposits	5.82%	5.22%

Interest rate yield on interest-earning assets	8.01%	7.63%

Interest rate expense on deposits	4.10%	3.59%
Interest rate expense on borrowings	5.53%	5.16%

Interest rate expense on interest-bearing liabilities	4.29%	3.80%

Interest rate spread	3.72%	3.83%

Net interest margin	4.06%	4.20%

Noninterest income / Average assets	1.16%	1.22%

Noninterest expense / Average assets	3.27%	3.39%

Efficiency ratio ( noninterest expense / revenue )	71.64%	69.38%

Return on average assets	0.66%	0.77%

Return on average tangible assets	0.71%	0.82%
Return on average equity	5.81%	7.00%
Return on average tangible equity	12.99%	14.75%

Average equity / Average assets	11.41%	11.05%

CONTACT:
FNB United Corp.
Mark Severson, CFO, 336-626-8351